Exhibit 10.3

HIMALAYA TECHNOLOGIES ADDS FORTUNE 100 TELECOMMUNICATIONS EXECUTIVE TO ADVISORY BOARD; COMPANY TARGETING VAST TELEHEALTH MARKET

Pittsburgh, PA, February 13, 2024 – Himalaya Technologies, Inc. (OTC: HMLA) is pleased to announce it has appointed Charles Nahabedian, a seasoned telecommunications executive and engineer, to its Advisory Board to guide its entry into the multi-billion dollar telehealth market, assist on mergers and acquisitions in that industry, and consult on corporate actions and governance.

New Advisory Board Member - Charles Nahabedian

Charles Nahabedian has spent over 55 years in the telecommunications industry, mostly with Fortune 100 companies, where he developed and managed the realization of innovative systems and services both in international and domestic markets. A graduate of Northeastern University and Seton Hall University, he holds a BSEE, a MSEE, and an MBA in finance and marketing. He was an Adjunct Professor at Fairleigh Dickinson’s Rothman Institute of Entrepreneurial Studies for eight years, having taught graduate courses in Innovation Management, Entrepreneurial Strategy, Small Business Management, Corporate Entrepreneurship and Entrepreneurial Financing.

Mr. Nahabedian started his career at Bell Labs and AT&T and has received two patents and a national award for “Outstanding Contributions in a Field of Science”. His organizations have developed and supported projects such as the first cordless telephone, the first coin telephone aboard the Metroliner, a portable cellular telephone, and interactive-touchscreen kiosks for DisneyWorld’s EPCOT theme park connected by miles of fiber optics and video disc arrays run by supercomputers that were ahead of their time. He has held executive positions at AT&T, Fidelity Investment’s venture capital group, Hazeltine Corporation, and Cingular Interactive, with positions in marketing, services management, program management, corporate development, and head of business. Charlie was also a management consultant and partner at Ultrapro International, Inc., a boutique telecom consulting firm where he helped triple the company’s revenue to $15 million annually.

From 2006-2020, Mr. Nahabedian founded and headed VideoKall, a company which won an international award for innovation in advanced person-to-person communication systems with funds transfer products and services for migrant workers. He is now CEO of VK Digital Health (“VKD”; https://www.vkdigitalhealth.com/), a business that is addressing the high costs of outpatient services utilizing medical, healthcare and technology expertise.

VK Digital Health

VK Digital Health is facilitating improved access to primary healthcare at points-of-convenience at lower costs versus today’s healthcare system. Hospitals and clinics deploying VKD systems will be able to directly reduce the cost of quality outpatient services for patients with seasonal and chronic diseases. Cost savings are derived by moving expensive medical staff from the point of service to a more efficient hospital call center where fewer staff can support many more locations. By deploying the units, wherever patients live, work, travel and/or shop, the system reduces drive times, wait times for appointments, and wait times at doctors’ offices, urgent care centers and emergency rooms.

VK Digital Health platform users are interested in convenient, on-demand services that are low cost for low acuity conditions. Locations such as nursing homes, retirement communities, K12 schools, colleges and universities, big box chains, grocery stores, airports, municipal government buildings, correctional facilities and many more have the traffic, and host hospitals and insurers want lower overall costs for such situations. A patient visit will include telediagnostic remote exams, including reading temperature, blood pressure, heart rate, breathing, weight and other, at a mini clinic at half the cost of staffed locations. The value proposition is magnified in rural/remote areas and in developing countries where medical treatment is often minimal or unavailable.

Management Commentary

Said Vik Grover, CEO: “I am thrilled Mr. Nahabedian has joined Himalaya to help us build a significantly larger organization. His vision, expertise, and network of contacts is a competitive advantage for our plans for the telehealth market. With his help, Himalaya intends to capture meaningful share of the segment’s multi-billion dollar market. We are in the preliminary stages of investment for a move into the smart mini-clinic and smart chair markets, which may include direct investment or acquisition of private companies. Because smart point-of-care endpoints will be connected by broadband or satellite networking, they can aggregate into a large and growing footprint generating recurring monthly rental revenues from hosts and transactional visitation revenues paid for by patients or their insurance companies. The big data captured by such a network, bolstered by artificial intelligence (“AI”), will be highly valuable for healthcare companies and the insurance industry. I would like to thank Charlie for his vote of confidence in our organization. I am very excited to bring HMLA into the telehealth market and create significant value for our shareholders.”

About Himalaya Technologies, Inc.:

Himalaya Technologies, Inc. (https://www.himalayatechnologies.com/) is a publicly traded entity (OTC: HMLA) focusing on minority and majority investments in businesses seeking access to growth capital to fulfill their own business plans and create value for their stakeholders and the Company’s debt and equity investors. The Company’s Infood Technologies, Inc. (https://www.infood.tech/) business is offering indoor agriculture systems to K12, colleges and universities, and municipal governments. The Company’s Everest Networks, Inc. subsidiary is developing social sites at multiple domains and migrating them to mobile apps. The Company’s K2 Leisure, LLC unit is developing fashion merchandise for various demographics. Himalaya is an affiliate of FOMO WORLDWIDE, INC. (OTC: FOMC; https://www.fomoworldwide.com/).

Forward Looking Statements:

Statements in this press release about our future expectations, including without limitation, the likelihood that Himalaya Technologies, Inc. will be able to meet minimum sales expectations, be successful and profitable in the market, bring significant value to Himalaya’s stockholders, and leverage capital markets to execute its growth strategy, constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and as that term is defined in the Private Litigation Reform Act of 1995. Such forward-looking statements involve risks and uncertainties and are subject to change at any time, and our actual results could differ materially from expected results. The Company undertakes no obligation to update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this statement or to reflect the occurrence of unanticipated events, except as required by law. Himalaya’s business strategy described in this press release is subject to innumerable risks, most significantly, whether the Company is successful in securing adequate financing. No information in this press release should be construed in any form shape or manner as an indication of the Company’s future revenues, financial condition, or stock price, nor is it a solicitation for investment.

Investor Contact

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